Exhibit 3.5

CERTIFICATE OF FORMATION

OF

GNS III (U.S.) LLC

This Certificate of Formation of GNS III (U.S.) LLC (the “Company”) is executed and filed by the undersigned, as authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1.	The name of the Company is GNS III (U.S.) LLC.

2.	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	The name and address of the registered agent for service of process on the company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on March 22, 2004.

/s/ Kristi Nickles
Kristi Nickles
Authorized Person

CERTIFICATE OF AMENDMENT

OF

GNS III (U.S.) LLC

1.	The name of the limited liability company is GNS III (U.S.) LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1 of the Certificate of Formation is hereby amended in its entirety to read as follows:

1. The name of the limited liability company is Mosaic Crop Nutrition, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of GNS III (U.S.) LLC this 25th day of October, 2004.

The Mosaic Company

/s/ RICHARD L. MACK
Richard L. Mack, Secretary